Second Amendment to the Licensing Agreement previously entered into on the 12th day of July, 2010 (the “Agreement”)

Between:

Nanotech Industries Inc., a Delaware corporation.

hereinafter referred to as “Licensor” or the “Company”

And:

Nanotech Industries International Inc., a Nevada corporation hereinafter referred to as “NTI”

(collectively referred to as the “Parties”)

Whereas the Parties would like to amend the Agreement as follows:

1.

In addition to the Exclusivity set out in Section 3 of the Agreement, Agreement, NTI shall have the option (“Option”), for a period of six months from the signing of this Amendment Agreement (“Option Exercise Deadline”) to Manufacture and Sell (as defined in the Agreement) in the territory of the European Continent (the “European Continent Territory”) (“European Right”), on an exclusive basis for a period of five years from the date the Option is exercised (“European Exclusivity Period”), after which time the European Right shall continue perpetually on a non-exclusive basis. In any event the Option may not be exercised past the Option Exercise Deadline.

2.	In exchange for the option to Manufacture and Sell in the European Continent Territory, .NTI shall pay to the Licensor a one-time royalty fee of $1,250,000 payable within 24 months of the exercise of the Option.

3.	As set out in Section 3 of the Agreement, the Term America-Europe Exclusivity Shares, .shall be defined as meaning the 52.5% ownership stake in NTI (as set out in Section 3(iii) of the Agreement), which shall be calculated on the basis of all shares issued and outstanding, options granted and warrants issued in the Company, at the time of the issuance of the America-Europe Exclusivity.

4.	As set out in Section 3 of the Agreement, the Term Asia Exclusivity Shares, shall be defined as meaning the additional 10% ownership stake in NTI (as set out in Section 3 (iv) of the Agreement), which shall be calculated on the basis of all shares issued and outstanding, options granted and warrants issued in the Company, at the time of the issuance of the Asia Exclusivity Shares.

5.	As set out in Section 3 of the Agreement, the Term America-Europe Exclusivity Acquirer Shares, shall be defined as meaning the 52.5% ownership stake in NTI (as set out in Section 3 (v) of the Agreement), which shall be calculated on the basis of all shares issued and outstanding, options granted and warrants issued in the Acquirer, at the time of the issuance of the America-Europe Exclusivity Acquirer Shares.

6.	As set out in Section 3 of the Agreement, the Term Asia Exclusivity Acquirer Shares, shall be defined as meaning the additional 10% ownership stake in NTI (as set out in Section 3 (vi) of the Agreement, which shall be calculated on the basis of all shares issued and outstanding, options granted and warrants issued in the Acquirer, at the time of the issuance of the Asia Exclusivity Acquirer Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement this 7th day of July, 2011.

Nanotech Industries International Inc.

By: /s/:Joseph Kristul
       President and CEO

Nanotech Industries Inc.

By: /s/:Joseph Kristul
      President and CEO